Digital Power Reports Financial Results for the Fourth Quarter and the Year Ended December 31, 2009

FREMONT, Calif., March 12, 2010, Digital Power Corporation (NYSE Amex: DPW - News) today announced its financial results for the fourth quarter and for the year ended December 31, 2009.

Digital Power reported revenue of $2,435,000 for the quarter ended December 31, 2009, an increase of 43% from $1,708,000 in revenue for the prior quarter, and a decrease of 6% from $2,586,000 in revenue for the same quarter last year.

Digital Power reported gross margins of 35% for the quarter ended December 31, 2009, an increase of 5% from the gross margins of 30% reported for last quarter and for the same quarter last year. The increase in gross margins from those reported last quarter resulted primarily from an increase in revenue while maintaining a similar level of fixed cost structure.

Digital Power reported an operating profit of $6,000 for the quarter ended December 31, 2009, compared to an operating loss of $231,000 in the prior quarter and an operating profit of $49,000 in the same quarter last year. Moving from an operating loss in the third quarter to an operating profit in this quarter is primarily the result of a significant increase in revenue.

Digital Power reported a net income of $6,000 for the quarter ended December 31, 2009, compared to a net loss of $205,000 in the prior quarter and a net income of $141,000 in the same quarter last year. Moving from a net loss in the third quarter to a net income in this quarter is primarily the result of a significant increase in revenue.

Commenting on the results, Amos Kohn, President and CEO, stated, “Our fourth quarter’s significant revenue increase, as compared to our third quarter, is a result of large shipments to our customers.  Our gross margin increase from last quarter mainly resulted from an increase in our revenue while maintaining a similar level of fixed cost structure.  With very close management, we were able to start production of some of our unique custom design products to satisfy our customers’ aggressive delivery plan.”

About Digital Power:
Digital Power Corporation designs, develops, manufactures, and sells custom and standard high-grade power system solutions to the telecom/datacom, industrial, medical and military/defense industries.  Digital Power's headquarters are located at 41324 Christy Street, Fremont, California, 94538-3158; Phone number 510-657-2635; Website: www.digipwr.com.

#           #           #

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to:  (a) the possibility of net losses in the future; (b)  dependence on Telkoor Telecom Ltd., the Company’s principal shareholder, for design and manufacturing capabilities; (c) the potential ineffectiveness of the Company’s strategic focus on power supply solution competencies; (d) the inability of the Company to realize the benefits of the reduction in its cost structures due to changes in its markets or other factors, and the risk that the reduction in costs may limit the Company’s ability to compete; (e) the possible failure of the Company’s custom product development efforts to result in products which meet customers’ needs or such customers’ failure to accept such new products; (f) the ability of the Company to attract, retain and motivate key personnel; (g) dependence on a few major customers; (h) dependence on the electronic equipment industry; (i) reliance on third party subcontract manufacturers to manufacture certain aspects of the products sold by the Company; (j) reduced profitability as a result of increased competition, price erosion and product obsolescence within the industry; (k) the ability of the Company to establish, maintain and expand its OEM relationships and other distribution channels; (l) the inability of the Company to procure necessary key components for its products, or the purchase of excess, or the wrong, inventory; (m) dependence on sales of legacy products; (n) variations in operating results from quarter to quarter; (o) dependence on international sales and the impact of certain governmental regulatory restrictions on such international sales and operations; and other risk factors included in the Company’s most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Form10-Q for the three months ended September 30, 2009.  All filings are also available from the Company’s website at www.digipwr.com.

Digital Power Corporation

    Financial Data

Digital Power Corporation
Financial Data
(In thousands)

	Three Months Ended		Year
	December 31,		December 31,
Statement of Operation Data	2009	2008	2009	2008

Revenues	$2,435	$2,586	$8,659	$11,900
Gross profit	858	776	3.011	3,523
Operating income (loss)	6	49	(102)	391
Net Income (loss)	6	$141	(148)	558

	As of December 31,
Balance Sheet Data:	2009	2008

Working capital	$3,487	$3,412
Total assets	6,144	$6,280
Shareholders' equity	$3,759	$3,606